EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                                 PALEX, INC.,
                CONTAINER SERVICES COMPANY SW ACQUISITION, INC.,
                CONTAINER SERVICES COMPANY NW ACQUISITION, INC.,
                 CONSOLIDATED DRUM RECONDITIONING CO., INC.,
                                CDRCO HC, LLC,
                                CDRCO SW, LLC,
                                CDRCO NW, LLC,
                                 JOSEPH CRUZ,
                                     AND
                                PHILIP FREEMAN

                        DATED AS OF FEBRUARY 12, 1998
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                               TABLE OF CONTENTS

                                  ARTICLE I

                                 DEFINITIONS

      1.1.  Definitions......................................................1
      1.2.  Interpretation...................................................8

                                  ARTICLE II

                           THE PLAN OF ACQUISITION
      2.1.  The Acquisition of Assets........................................8
      2.2.  Purchase Price; Southgate Purchase Price.........................9
      2.3.  Assumed Liabilities; Southgate Assumed Liabilities...............9
      2.4.  Covenants Pending Southgate Closing; Conditions to Southgate
            Closing.........................................................10
      2.5.  Conveyance Documents............................................10
      2.6.  Allocation of Purchase Price and Southgate Purchase Price.......11
      2.7.  Closing.........................................................11
      2.8.  Southgate Moving Expenses and Shutdown Holdback.................11

                                 ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                                 STOCKHOLDERS
      3.1.  Due Organization and Qualification..............................12
      3.2.  Authorization; Non-Contravention; Approvals.....................13
      3.3.  Ownership of the Company........................................14
      3.4.  Financial Statements............................................14
      3.5.  Liabilities and Obligations.....................................15
      3.6.  Accounts and Notes Receivable...................................15
      3.7.  Assets..........................................................15
      3.8.  Material Customers, Contracts...................................16
      3.9.  Permits.........................................................17
      3.10.  Environmental Matters..........................................17
      3.11.  Labor and Employee Relations...................................18
      3.12.  Insurance......................................................18
      3.13.  Compensation; Employment Agreements............................18
      3.14.  Employee Benefit Plans.........................................18
      3.15.  Litigation and Compliance with Law.............................20
      3.16.  Taxes..........................................................21
      3.17.  Absence of Changes.............................................21
      3.18.  Accounts with Banks and Brokerages; Powers of Attorney.........22
      3.19.  Absence of Certain Business Practices..........................22

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      3.20.  Competing Lines of Business; Related-Party Transactions........22
      3.21.  Intangible Property............................................22
      3.22.  Noncompetition, Confidentiality and Nonsolicitation Agreements.23
      3.23.  Disclosure.....................................................23

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PALEX
      4.1.  Organization....................................................23
      4.2.  Authorization; Non-Contravention; Approvals.....................23
      4.3.  PalEx Common Stock..............................................24
      4.4.  Litigation......................................................24
      4.6.  Absence of Undisclosed Liabilities..............................25
      4.7.  Conduct in the Ordinary Course of Business......................25
      4.8.  Disclosure......................................................25

                                  ARTICLE V

                              CERTAIN COVENANTS
      5.1.  Release From Guarantees.........................................25
      5.2.  Future Cooperation; Tax Matters.................................26
      5.3.  Expenses........................................................26
      5.4.  Employment Agreement............................................26
      5.5.  Stock Options...................................................26
      5.6.  Legal Opinion...................................................27
      5.7.  Registration Rights.............................................27
      5.8.  Sales Taxes.....................................................30
      5.9.  Employees.......................................................30

                                  ARTICLE VI

                               INDEMNIFICATION
      6.1.  General Indemnification by the Company and the Stockholders.....31
      6.2.  Indemnification by PalEx........................................31
      6.3.  Third Person Claims.............................................32
      6.4.  Indemnification Deductible......................................32
      6.5.  Limitation Upon Indemnity.......................................33
      6.6.  Exclusive Remedy................................................33

                                 ARTICLE VII

                           NONCOMPETITION COVENANTS
      7.1.  Prohibited Activities...........................................33
      7.2.  Equitable Relief................................................34
      7.3.  Reasonable Restraint............................................34

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      7.4.  Severability; Reformation.......................................34
      7.5.  Material and Independent Covenant...............................34

                                 ARTICLE VIII

                  NONDISCLOSURE OF CONFIDENTIAL INFORMATION
      8.1.  General.........................................................35
      8.2.  Equitable Relief................................................35

                                  ARTICLE IX

             FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
                            ON PALEX COMMON STOCK
      9.1.  Compliance with Law.............................................35
      9.2.  Economic Risk; Sophistication...................................36
      9.3.  Rule 144 Reporting..............................................36

                                  ARTICLE X

                                MISCELLANEOUS
      10.1.  Successors and Assigns.........................................37
      10.2.  Entire Agreement...............................................37
      10.3.  Counterparts...................................................37
      10.4.  Brokers and Agents.............................................37
      10.5.  Notices........................................................38
      10.6.  Survival of Representations and Warranties.....................38
      10.7.  Exercise of Rights and Remedies................................39
      10.8.  Reformation and Severability...................................39
      10.9.  Several Liability of Stockholders Under Certain Circumstances..39

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                           ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 12th day of February, 1998, by and among PalEx, Inc., a Delaware corporation ("PALEX"), Container Services Company SW Acquisition, Inc., a Delaware corporation that is a subsidiary of PalEx ("NEWCO SW"), Container Services Company NW Acquisition, Inc., a Delaware corporation that is a subsidiary of PalEx ("NEWCO NW"), Consolidated Drum Reconditioning Co., Inc., a California corporation ("CDR"), CDRCo HC, LLC, a California limited liability company, 99% of the ownership interests of which is owned by CDR ("CDRHC"), CDRCo SW, LLC, a California limited liability company, 99% of the ownership interests of which is owned by CDRHC ("CDRSW"), CDRCo NW, LLC, a California limited liability company, 99% of the ownership interests of which is owned by CDRHC ("CDRNW" and, together with CDR, CDRHC, CDRSW and CDRNW, the "COMPANY"), and Joseph Cruz and Philip Freeman (collectively, the "STOCKHOLDERS"), who are CDR's only stockholders and who directly hold a 1% aggregate ownership interest in each of CDRSW, CDRNW and CDRHC.

      WHEREAS, the Company is in the business of reconditioning, manufacturing, distributing, brokering, managing and/or transporting steel drums and providing other logistics services with respect thereto;

      WHEREAS, the Company desires to sell to Newco the businesses of the Company as a going concern and in connection therewith substantially all of the assets of the Company, and Newco desires to purchase such business and assets and assume certain liabilities of the Company relating thereto, upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                 DEFINITIONS

      1.1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

      "AFFILIATE" of, or "AFFILIATED" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

      "AFFILIATE LOANS" means loans made by either Stockholder or his Affiliates to the Company, as more particularly described in SCHEDULE 3.5.

      "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

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      "ASSETS" means all of the Company's assets, properties, businesses, franchises, goodwill and rights of every kind and character, tangible or intangible, real or personal, whether owned or leased, other than the Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include all assets of the Company as of the Closing, including, without limitation, the following:

            (a) cash and cash equivalents of the Company;

            (b) all accounts and notes receivable of the Company, other than the Stockholder Notes;

            (c) all inventory (including, without limitation, spare parts inventory) and work-in-progress of the Company;

            (d) all customer lists, sales records, credit data and other information relating to customers of the Company;

            (e) all right, title and interest of the Company in, to and under all existing contracts and agreements, written and verbal to which the Company is a party, including, without limitation, those contracts and agreements identified in SCHEDULE 3.8;

            (f) the vehicles and other transportation equipment of the Company, including, without limitation, the vehicles and other transportation equipment of the Company set forth in SCHEDULE 3.7;

            (g) all of the furniture, fixtures, equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies and all other tangible personal property of every kind and description owned by the Company or the Company's leasehold interests therein (the "EQUIPMENT"), including, without limitation, the Equipment of the Company set forth in SCHEDULE 3.7;

            (h) all right, title and interest of the Company in, to and under all Permits owned or possessed by the Company and relating to the business or the Company or all or any of the Assets, including, without limitation, the Permits set forth in SCHEDULE 3.9;

            (i) all right, title and interest of the Company in, to and under all Intangible Property of the Company, the goodwill associated therewith and the rights and privileges used in the conduct of the businesses of the Company and the right to recover for infringement thereon, including, without limitation, the Intangible Property set forth on SCHEDULE 3.21;

            (j) the names "Container Services Company," "Consolidated Drum Reconditioning Co., Inc.," "Consolidated Drum," "Waymire Drum," "PCD Containers," "Rose Cooperage Company," "Northwest Cooperage Company" and all derivations thereof and any trade names or other assumed names under which the Company operates;

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            (k) copies of the Company's books, records, papers and instruments of whatever nature and wherever located that relate to the business of the Company or the Assets or which are required or necessary in order for Newco to conduct the business of the Company from and after the Closing in the manner in which such business was being conducted before the Closing, other than books and records relating to the administration and ownership of the Company; PROVIDED, HOWEVER, that copies of such books and records shall be included in the Assets;

            (l) all insurance proceeds and insurance claims of the Company relating to its business or all or any part of the Assets, other than with respect to the Excluded Liabilities, and to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Company is entitled to enforce with respect to the Assets against its predecessors in title to the Assets, if any;

            (m) all right, title and interest of the Company in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by the Company with such computer equipment and hardware;

            (n) all right, title and interest of the Company in, to and under all rights, privileges, claims, causes of action, and options relating to or pertaining to their respective businesses or the foregoing Assets; and

            (o) all other or additional privileges, rights, interest, properties and assets of the Company of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, their respective businesses as presently being conducted.

      "ASSUMED LIABILITIES" means the liabilities and obligations of the Company to be assumed by Newco NW or Newco SW, as the case may be, at the Closing in accordance with SECTION 2.3.

      "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in SECTION 3.4.

      "CDR" has the meaning set forth in the first paragraph of this Agreement.

      "CDRHC" has the meaning set forth in the first paragraph of this Agreement.

      "CDRNW" has the meaning set forth in the first paragraph of this Agreement.

      "CDRSW" has the meaning set forth in the first paragraph of this Agreement.

      "CLOSING" has the meaning set forth in SECTION 2.7(A).

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      "CLOSING DATE" has the meaning set forth in SECTION 2.7(A).

      "CODE" has the meaning set forth in SECTION 3.14(A).

      "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

      "COMPETITIVE BUSINESS" means any business that competes with the Company, including, without limitation, any business that (a) reconditions, recycles, repairs, manufactures, markets, distributes, brokers, manages or transports steel drums and other logistics services with respect thereto; or (b) competes with the Company for raw materials (E.G., open top and closed top drums); PROVIDED, HOWEVER, that such term shall not include the operations of the Southgate Facility pending the Southgate Closing as such operations were conducted immediately prior to the Closing and to the extent the output of the Southgate Facility is sold to Newco or an Affiliate of Newco.

      "EMPLOYEE BENEFIT PLAN"  has the meaning set forth in SECTION 3.14.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in SECTION 3.14.

      "EMPLOYMENT AGREEMENT" has the meaning set forth in SECTION 5.4.

      "ENCUMBRANCES" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

      "ENVIRONMENTAL LAWS" means any Law or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term "ENVIRONMENTAL LAW" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substances.

      "ERISA" has the meaning set forth in SECTION 3.14.

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      "ERISA AFFILIATE"  has the meaning set forth in SECTION 3.14.

      "EXCLUDED ASSETS" means the (a) limited liability company ownership interests of CDR in CDRHC and of CDRHC in CDRNW and CDRSW and (b) the Stockholder Notes.

      "EXCLUDED LIABILITIES" has the meaning set forth in SECTION 2.3.

      "EXPIRATION DATE" has the meaning set forth in SECTION 10.6.

      "GAAP" means generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved.

      "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

      "HAZARDOUS SUBSTANCES" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "HAZARDOUS SUBSTANCES" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

      "INDEMNIFIED PARTY" has the meaning set forth in SECTION 6.3.

      "INDEMNIFYING PARTY" has the meaning set forth in SECTION 6.3.

      "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION 3.4.

      "KNOWLEDGE OF THE COMPANY" or "TO THE COMPANY'S KNOWLEDGE" means the actual knowledge, after due inquiry, of Darryl Bartolotti, Geno Bartolotti, Doug Burton, Joseph Cruz, Philip Freeman, Calvin Lee, Laura Reynolds, Tony Serge, Kellie Simpson, Colleen Hardee and Rick Cabuco.

      "LAW" or "LAWS" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

      "LOCKUP PERIOD" has the meaning set forth in SECTION 9.4.

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      "LOSS" or "LOSSES" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including SPECIFICALLY, but without limitation, reasonable attorneys' fees and expenses of investigation), net of income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and net of any insurance proceeds, and any indemnity, contribution or similar payment, collected by Newco or any Affiliate of Newco from any third party with respect thereto.

      "MATERIAL CUSTOMERS" has the meaning set forth in SECTION 3.8.

      "MOVING EXPENSES" has the meaning set forth in SECTION 2.8.

      "MOVING EXPENSE FUND" has the meaning set forth in SECTION 2.8.

      "NEWCO" means Newco NW and Newco SW, collectively.

      "NEWCO NW" has the meaning set forth in the first paragraph of this Agreement.

      "NEWCO SW" has the meaning set forth in the first paragraph of this Agreement.

      "1997 FINANCIAL STATEMENTS" has the meaning set forth in SECTION 3.4.

      "1934 ACT"means the Securities Exchange Act of 1934, as amended.

      "1933 ACT" means the Securities Act of 1933, as amended.

      "OPTION PLAN" has the meaning set forth in SECTION 5.5.

      "PALEX" has the meaning set forth in the first paragraph of this Agreement.

      "PALEX COMMON STOCK" has the meaning set forth in SECTION 2.2.

      "PALEX MATERIAL ADVERSE EFFECT" has the meaning set forth in SECTION 4.6.

      "PALEX SEC FILINGS" has the meaning set forth in SECTION 4.5.

      "PERMITS" has the meaning set forth in SECTION 3.9.

      "PERMITTED ENCUMBRANCES" means (a) any Encumbrances reserved against in the Financial Statements as of December 31, 1997, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, and (c) obligations under operating and capital leases described on SCHEDULE 3.8.

      "PLAN"  has the meaning set forth in SECTION 3.14.

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      "PURCHASE PRICE" has the meaning set forth in SECTION 2.2(A).

      "QUALIFIED PLANS" has the meaning set forth in SECTION 3.14.

      "REGISTRABLE SECURITIES" has the meaning set forth in SECTION 5.7(B).

      "RESTRICTED SHARES" has the meaning set forth in SECTION 9.1.

      "RULE 144" means Rule 144 as promulgated under the 1933 Act.

      "SEC" means the Securities and Exchange Commission.

      "SOUTHGATE ASSETS" means the Assets comprised of equipment, machinery, tools, spare parts, supplies, inventory (including, without limitation, spare parts inventory) and work-in-progress, all right, title and interest of the Company in, to and under all Permits, in each case to the extent such Assets, and any other Assets, are located and used in the operation of the business of the Company at the Southgate Facility.

      "SOUTHGATE ASSUMED LIABILITIES" means all (i) liabilities, obligations or contingencies of the Company, to the extent the same encumber the Southgate Assets as of the Closing, or arising in the ordinary course of the operations of the Southgate Facility between the Closing and the Southgate Closing, (ii) accounts payable and other current liabilities (as determined in accordance with GAAP) arising in the ordinary course of business at the Southgate Facility,
(iii) liabilities for compensation or benefits for the Southgate Employees, to the extent such compensation or benefits are substantially the same as those provided to such employees as of the Closing, (iv) contractual obligations under collective bargaining agreements, to the extent such agreements cover the Southgate Employees, and (v) obligations to customers of the Company or third parties, to the extent such obligations relate to the operations, products or services provided at the Southgate Facility; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, neither PalEx nor Newco shall assume or be liable for Excluded Liabilities.

      "SOUTHGATE CLOSING" has the meaning set forth in SECTION 2.7(B).

      "SOUTHGATE CLOSING DATE" means the earlier of the third business day after the earlier of the date on which (a) the Company delivers the Southgate Assets to a new facility leased or purchased by Newco under commercially reasonable terms negotiated in good faith by the Stockholders and approved by Newco, in its good faith discretion, (b) Newco or an Affiliate acquires a business in the same market area as the Southgate Facility operates, which business is able to absorb the closed top drum reconditioning business conducted by the Company at the Southgate Facility on a competitive and commercially comparable basis, and (c) the Company delivers the Southgate Assets to an address in the Los Angeles, California, metropolitan area specified by Newco in a written notice delivered to the Company and the Stockholders, which delivery the Company and the Stockholders shall cause to occur within two weeks of the date of such notice from Newco.

      "SOUTHGATE EMPLOYEES" has the meaning set forth in SECTION 5.9.

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      "SOUTHGATE FACILITY" means the Company's facility at 9316 Atlantic Avenue,
Southgate, California, and the real property on which such facility is located and the Company's leasehold interest therein.

      "SOUTHGATE PURCHASE PRICE" has the meaning set forth in SECTION 2.2(B).

      "STOCKHOLDER NOTES" has the meaning set forth in SECTION 3.6.

      "STOCKHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

      "TAXES" has the meaning set forth in SECTION 3.16.

      "TERRITORY" has the meaning set forth in SECTION 7.1.

      "THIRD PERSON" has the meaning set forth in SECTION 6.3.

      "YEAR-END FINANCIAL STATEMENTS has the meaning set forth in SECTION 3.4.

      1.2. INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in SECTION 1.1 and elsewhere in this Agreement include the plural as well as the singular;

            (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

            (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                  ARTICLE II

                           THE PLAN OF ACQUISITION

      2.1.  THE ACQUISITION OF ASSETS.

            (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to sell, convey, transfer, assign and deliver to (i) Newco NW, and Newco NW agrees to purchase from the Company, the Assets of CDRNW (other than Southgate Assets), and (ii) Newco SW, and Newco SW agrees to purchase from the Company, all the other Assets other than the Southgate Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances created by Newco or PalEx, as the case may be.

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            (b) Upon the terms and subject to the conditions of this Agreement, at the Southgate Closing, the Company agrees to sell, convey, transfer, assign and deliver to Newco SW, and Newco SW agrees to purchase from the Company, all the Southgate Assets, free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances created by Newco or PalEx, as the case may be.

      2.2.  PURCHASE PRICE; SOUTHGATE PURCHASE PRICE.

            (a) At the Closing, Newco shall pay the Company a purchase price for the Assets other than the Southgate Assets (the "PURCHASE PRICE") totaling $25,598,590 in cash and 530,766 shares of PalEx's Common Stock, $.01 par value per share ("PALEX COMMON STOCK").

            (b) At the Southgate Closing, Newco shall pay the Company a purchase price for the Southgate Assets (the "SOUTHGATE PURCHASE PRICE") equal to $1,000,000 in cash.

      2.3.  ASSUMED LIABILITIES; SOUTHGATE ASSUMED LIABILITIES.

            (a) As further consideration for the purchase of the Assets other than the Southgate Assets, at the Closing, Newco NW and Newco SW shall assume and discharge all (i) liabilities, obligations or contingencies of CDRNW and the Company (excluding CDRNW and the Southgate Assumed Liabilities), respectively, (A) that are accrued or reserved against in the Financial Statements as of December 31, 1997 or reflected in the notes thereto or (B) that were incurred after the December 31, 1997 and were incurred in the ordinary course of the business of the Company, consistent with past practices, and (ii) liabilities and obligations (excluding the Southgate Assumed Liabilities) that are of a nature not required to be reflected in the Financial Statements, provided the Financial Statements are prepared in accordance with GAAP, and that were incurred in the normal course of business and are described on SCHEDULE 3.5; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, neither PalEx nor Newco shall assume or be liable for: (u) the Southgate Facility or any lease agreement relating thereto; (v) any noncompliance with Environmental Laws at the Southgate Facility or in connection with any activities (whether or not by the Company) at the Southgate Facility and any generation, use, storage, handling, transportation, treatment or disposal of Hazardous Substances at or from the Southgate Facility or in connection with any activities at the Southgate Facility; (w) the Affiliate Loans; (x) any fees, expenses, finder's fees, brokerage commissions or advisory fees, expenses or commissions arising in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any fees or commissions payable to Bank America Robertson Stephens; (y) income Taxes payable by the Company for the periods prior to and including the Closing Date; or (z) sales or use Taxes or other similar Taxes or charges, as well as any interest or penalties thereon, upon or with respect to the sale or transfer of the Assets by the Company to Newco pursuant to the terms of this Agreement, but only to the extent of sales and use Taxes based upon the book value of such Assets attributed thereto by the Company in the 1997 Financial Statements

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      (collectively, the "EXCLUDED LIABILITIES"). The Company's outstanding liabilities, obligations and contingencies as of the Closing Date (excluding the Southgate Assumed Liabilities), other than normal payables and accruals incurred in the ordinary course of business and reflected in the Financial Statements in accordance with GAAP, are as set forth on
      SCHEDULE 2.3.

            (b) As further consideration for the purchase of the Southgate Assets, at the Southgate Closing, Newco NW and Newco SW shall assume and discharge all Southgate Assumed Liabilities.

            (c) Neither PalEx nor Newco assumes or agrees to pay, perform or discharge, or shall be responsible for, Excluded Liabilities, whether accrued, absolute, contingent or otherwise. The Stockholders and the Company agree that the Company shall remain solely responsible for, and the Stockholders and the Company hereby agree to indemnify and to hold PalEx and Newco harmless from, any and all Loss, liability or obligation, whether accrued, absolute, contingent or otherwise, arising from or in respect of the Excluded Liabilities.

      2.4. COVENANTS PENDING SOUTHGATE CLOSING; CONDITIONS TO SOUTHGATE CLOSING.

            (a) From the Closing Date until the Southgate Closing, the Company and the Stockholders (i) shall use their commercially reasonable efforts to maintain the Southgate Assets in their condition as of the Closing,
      (ii) shall endeavor in good faith to maintain the business and customer relationships relating to the operations of the Southgate Assets, (iii) shall not, without the prior written consent of PalEx, incur any indebtedness for borrowed money that would be a Southgate Assumed Liability or enter into any contract or commitment that can not be terminated on not more than 30 days' notice, and (iv) shall not take or fail to take any action necessary to cause the representations and warranties set forth in ARTICLE III to be true and correct as of the Southgate Closing.

            (b) Newco's obligation to purchase the Southgate Assets pursuant to the terms of this Agreement at the Southgate Closing is conditioned upon
      (i) there having been no material loss or destruction of the Southgate Assets between the Closing Date and the Southgate Closing Date, (ii) there being no material increase in the Southgate Assumed Liabilities between the Closing Date and the Southgate Closing Date other than increases in the ordinary course of business consistent with past practices, and (iii) the Company conveying good and marketable title to the Southgate Assets to Newco, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created by PalEx or Newco, as the case may be.

      2.5.  CONVEYANCE DOCUMENTS.

            (a) At the Closing, the Company shall execute and deliver to Newco NW or Newco SW, as appropriate, (i) a completed Bill of Sale and Assignment and Assumption Agreement, in a mutually acceptable form, covering all of the Assets other than the

      Southgate Assets and the Assumed Liabilities and (ii) a certificate of title to any Asset other than the Southgate Assets covered by a certificate of title. At all times hereafter as may be necessary, the Company shall execute and deliver to Newco NW or Newco SW, as appropriate, such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Newco NW or Newco SW good and indefeasible title to the Assets other than the Southgate Assets, free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement.

            (b) At the Southgate Closing, the Company shall execute and deliver to Newco SW, (i) a completed Bill of Sale and Assignment and Assumption Agreement, in a mutually acceptable form, covering all of the Southgate Assets and the Southgate Assumed Liabilities and (ii) a certificate of title to any Southgate Asset covered by a certificate of title. At all times hereafter as may be necessary, the Company shall execute and deliver to Newco SW such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Newco SW good and indefeasible title to the Southgate Assets, free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement.

      2.6. ALLOCATION OF PURCHASE PRICE AND SOUTHGATE PURCHASE PRICE. SCHEDULE
2.6 sets forth the allocation of the Purchase Price among the Assets, and at the Southgate Closing Newco and the Company shall endeavor in good faith to agree upon a mutually acceptable allocation of the Southgate Purchase Price. PalEx, Newco, the Company and the Stockholders agree that they shall file IRS Forms 8594 consistent with such allocation and shall not take any position or action inconsistent with such allocation in the filing of any federal income tax returns.

      2.7.  CLOSING; SOUTHGATE CLOSING.

            (a) The consummation of the purchase of the Assets and the other transactions contemplated by this Agreement, other than the purchase of the Southgate Assets (the "CLOSING"), shall take place at the offices of PalEx, 1360 Post Oak Blvd., Suite 800, Houston, Texas, concurrently with the execution of this Agreement or at such other time and date as PalEx, the Company and the Stockholders may mutually agree, which date shall be referred to as the "CLOSING DATE."

            (b) The consummation of the purchase of the Southgate Assets (the "SOUTHGATE CLOSING"), shall take place at the offices of PalEx, 1360 Post Oak Blvd., Suite 800, Houston, Texas, on the Southgate Closing Date.

      2.8.  SOUTHGATE MOVING EXPENSES AND SHUTDOWN HOLDBACK.

            (a) The Company and the Stockholders shall bear up to $1,000,000 of the expenses of moving and shutting down the Southgate Facility. As security for such obligation of the Company and the Stockholders, at the Closing, Newco shall withhold $1,000,000 of the cash portion of the Purchase Price as a moving expense fund (the "MOVING EXPENSE FUND"). Interest shall accrue on the Moving Expense Fund at the same rate as

      PalEx pays on revolving credit loans under its bank credit facility, which interest shall be included in the Moving Expense Fund. The Moving Expense Fund shall be applied for Moving Expenses, and, on presentation to Newco of receipts or other reasonable verification of Moving Expenses incurred by the Company and the Stockholders, Newco shall reimburse the Company and the Stockholders from the Moving Expense Fund for such Moving Expenses.

            (b) If the aggregate Moving Expenses paid or incurred by the Company and the Stockholders exceed $1,000,000, any additional Moving Expenses above such $1,000,000 figure incurred by the Company and the Stockholders shall be reimbursed to the Company and the Stockholders by Newco; PROVIDED, HOWEVER, that Newco shall have the right to approve in advance all Moving Expenses in excess of $1,000,000.

            (c) If the Moving Expenses do not exceed the Moving Expense Fund, then Newco shall promptly pay the Company and the Stockholders the balance of the Moving Expense Fund in cash.

            (d) For purposes of this Agreement, the term "MOVING EXPENSES" means all costs and expenses that are reasonable in nature and amount that are paid or incurred by Newco or PalEx, included in Southgate Assumed Liabilities or reimbursed to the Company and the Stockholders, to (i) shutdown the Southgate Facility and move the Southgate Assets to a new leased facility and install the Southgate Assets at such new facility such that they are in working order and operational, (ii) shutdown the Southgate Facility and increase the capacity at a business acquired by Newco or an Affiliate of Newco in the same market area as the Southgate Facility operates, which business is able to absorb the closed top drum reconditioning business conducted by the Company at the Southgate Facility on a competitive and commercially comparable basis, or (iii) shutdown the Southgate Facility and move the Southgate Assets to an address in the Los Angeles, California, metropolitan area specified by Newco in a written notice delivered to the Company and the Stockholders.

                                 ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                                 STOCKHOLDERS

      Each Stockholder and the Company jointly and severally represents and warrants to PalEx and Newco as follows:

      3.1.  DUE ORGANIZATION AND QUALIFICATION.

            (a) CDR is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CDR is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner now conducted. CDR has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. SCHEDULE 3.1 contains a list of all jurisdictions in which CDR is authorized or qualified to do business. In addition, SCHEDULE
      3.1 sets forth a true, complete and correct list of all counties in California in which CDR conducts any business. True, complete and correct copies of the Articles of Incorpora tion and By-laws, each as amended, of CDR have been provided to PalEx. All the stock records and minute books of CDR have been made available to PalEx and are correct and complete in all material respects.

            (b) Each of CDRHC, CDRNW and CDRSW is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation. Each of CDRHC, CDRNW and CDRSW is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner now conducted. Each of CDRHC, CDRNW and CDRSW has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. SCHEDULE 3.1 contains a list of all jurisdictions in which each of CDRHC, CDRNW and CDRSW is authorized or qualified to do business. In addition, SCHEDULE 3.1 sets forth a true, complete and correct list of all counties in California in which CDRHC, CDRNW or CDRSW conducts any business. True, complete and correct copies of the operating agreement and any other charter documents, each as amended, of each of CDRHC, CDRNW and CDRSW have been provided to PalEx. All the stock records and minute books of the Company have been made available to PalEx and are correct and complete in all material respects.

      3.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

            (a) Each of CDR, CDRHC, CDRNW and CDRSW has the requisite power and authority to enter into this Agreement and to effect the transactions contemplated hereby. Each Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by all requisite action by each of CDR, CDRHC, CDRNW and CDRSW and by the Stockholders. No additional proceedings on the part of any of CDR, CDRHC, CDRNW and CDRSW are necessary to authorize the execution and delivery of this Agreement and the consummation by each of CDR, CDRHC, CDRNW and CDRSW of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of CDR, CDRHC, CDRNW and CDRSW and each Stockholder, and, assuming the due authorization, execution and delivery hereof by PalEx and Newco, constitutes a valid and binding agreement of each of CDR, CDRHC, CDRNW and CDRSW and each Stockholder, enforceable against each such party in accordance with its terms.

            (b) Except as set forth on SCHEDULE 3.2, the execution and delivery of this Agreement by the Company and the Stockholders do not, and the consummation by the Company and the Stockholders of the transactions contemplated by this Agreement will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the organizational or charter documents of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets or either Stockholder, or (iii) any material agreement or any note, bond, mortgage, indenture, deed of trust, Permit, material lease or other material instrument, obligation or agreement of any kind to which the Company or either Stockholder is now a party or by which the Company or any of its properties or assets may be bound or affected.

            (c) Except as set forth on SCHEDULE 3.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or either Stockholder or the consummation by the Company or either Stockholder of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.2, none of the customer contracts providing for purchases individually in excess of $50,000, or in the aggregate in excess of $100,000, or other material agreements to which the Company is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement.

      3.3. OWNERSHIP OF THE COMPANY. The Stockholders are the sole shareholders of CDR; CDRHC is owned 99% by CDR and 0.5% by each Stockholder; and CDRNW and CDRSW are each owned 99% by CDRHC and 0.5% each by each Stockholder.

      3.4.  FINANCIAL STATEMENTS.

            (a) Attached hereto as SCHEDULE 3.4(C) are complete and correct copies of (i) the audited balance sheets of the Company as of December 31, 1995 and 1996 and the related audited income statements, statements of cash flows and statements of changes in shareholders' equity of the Company for the three-year period ended December 31, 1997 (such balance sheets, income statements, statements of cash flows and statements of changes in shareholders' equity are collectively referred to herein as the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited balance sheets of the Company as of December 31, 1997, and the related unaudited income statement, statement of cash flow and statement of changes in shareholders' equity (collectively, the "1997 FINANCIAL STATEMENTS").

            (b) The Audited Financial Statements and the 1997 Financial Statements have been prepared from the books and records of the Company in accordance with GAAP. The books of account of each Company have been kept accurately in all material respects in the ordinary course of business and the transactions entered therein represent bona fide transactions.

            (c) SCHEDULE 3.4(C) sets forth the increase (or decrease) in net property, plant and equipment of the Company as of the Closing Date from the net property plant and equipment reflected in the 1997 Financial Statements and the amount of any such increases that were included for 1998 in the financial projections previously provided by the Company to PalEx.

            (d) SCHEDULE 3.4(D) sets forth the increase (or decrease) in working capital of the Company (excluding cash and indebtedness) as of the Closing Date from the working capital (excluding cash and indebtedness) reflected in the 1997 Financial Statements.

      3.5. LIABILITIES AND OBLIGATIONS. Except as set forth in SCHEDULE 3.5 and
SCHEDULE 3.15, the Company did not have at December 31, 1997, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are reflected in the 1997 Financial Statements or (ii) that were incurred after December 31, 1997 and were incurred in the ordinary course of business, consistent with past practices, (b) liabilities and obligations that (i) are of a nature not required to be reflected in the 1997 Financial Statements prepared in accordance with GAAP,
(ii) were incurred in the normal course of business, and (iii) are described on
SCHEDULE 3.5, and (c) liabilities and obligations that are expressly and specifically disclosed on the schedules to this Agreement. SCHEDULE 3.5 contains a reasonable estimate by the Company, given the facts and circumstances currently known by the Company, of the maximum amount that may be payable with respect to liabilities which are contingent.

      3.6. ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 3.6 sets forth an accurate list of the accounts and notes receivable of the Company as of December 31, 1997 and as of the close of business on January 21, 1998, including any such amounts that are not reflected in the 1997 Financial Statements. Receivables from and advances to the Stockholders and any entities or persons related to or Affiliated with the Stockholders (collectively, the "STOCKHOLDER NOTES") and to employees of the Company are separately identified on SCHEDULE 3.6. SCHEDULE 3.6 also sets forth an accurate aging of all accounts and notes receivable of the Company as of December 31, 1997, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets in the 1997 Financial Statements and those set forth on SCHEDULE 3.6 as of the close of business on January 21, 1998, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts reflected in the 1997 Financial Statements as of December 31, 1997, need not be written-off as uncollectible. Such accounts and notes, other than the Stockholder Notes, are collectible in the amount shown in the 1997 Financial Statements, net of reserves for doubtful accounts reflected in the 1997 Financial Statements.

      3.7.  ASSETS.

            (a) SCHEDULE 3.7 sets forth an accurate list of all real and personal property included in "property and equipment" in the 1997 Financial Statements and all other tangible (E.G., physical) assets of the Company with a book value in excess of $10,000 owned by the Company and included in the Assets (i) as of December 31, 1997. Except as set forth on
      SCHEDULE 3.7, the Company does not lease any material equipment. Attached hereto as

      SCHEDULE 3.7 is a complete list of leases for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used by the Company in the operation of the business of the Company are situated, complete copies of which leases have been previously provided to PalEx. SCHEDULE 3.7 indicates which of the property, equipment and tangible assets used by the Company in the operation of its business are currently owned by either Stockholder or Affiliates of the Company. Except as specifically identified on SCHEDULE 3.7, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed on SCHEDULE 3.7 are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by the Company that are material to the operation of the Company's business are included in the Assets and are either owned by the Company or leased under an agreement identified on SCHEDULE 3.7. All leases set forth on SCHEDULE 3.7 are in full force and effect and constitute valid and binding agreements of the Company, and to the Company's knowledge, of the third parties thereto, in accordance with their respective terms. SCHEDULE 3.7 includes complete and correct copies of any title reports and title insurance policies in possession of the Company with respect to all real property owned or leased by the Company.

            (b) The Company has good and marketable title to the material tangible and intangible personal property and the real property owned by the Company and valid leasehold interests in the real and personal property leased by the Company, including the properties identified on
      SCHEDULE 3.7, free and clear of all Encumbrances, other than Permitted Encumbrances, including without limitation the Encumbrances set forth on
      SCHEDULE 3.7.

            (c) The Assets constitute all the assets reasonably necessary for operation of the business of the Company as conducted at December 31, 1997.

      3.8.  MATERIAL CUSTOMERS, CONTRACTS AND BARTERING COMMITMENTS.

            (a) SCHEDULE 3.8 sets forth an accurate list of (i) all customers representing 5% or more of the Company's revenues for the year ended period ended December 31, 1997 (the "MATERIAL CUSTOMERS"), and (ii) all material executory contracts, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, (A) all customer contracts in excess of $10,000, individually, or $25,000 in the aggregate with respect to any single customer or Affiliate of such customer, including, without limitation, consignment contracts, (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of $5,000, individually, or $10,000 in the aggregate with respect to leases with a single party or Affiliate of such party, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements, (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $5,000, individually, or $10,000 in the aggregate. Prior to the date hereof, the Company has made available to PalEx complete and correct copies of all such agreements.

            (b) Except to the extent set forth on SCHEDULE 3.8, (i) no Material Customer has canceled or substantially reduced or notified the Company or the Stockholders that it intends to cancel or substantially reduce, or to the knowledge of the Company, is threatening to cancel or substantially reduce, its purchases of the Company's products or services, (ii) to the knowledge of the Company, it is in compliance with all material commitments and obligations pertaining to it under the agreements described in SUBSECTION (A), and (iii) the Company is not in default under any such agreements, no notice of default has been received by the Company, and to the knowledge of the Company, there is no basis therefor.

            (c) The Company is not a party to any governmental contracts subject to price redetermination or renegotiation. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

            (d) The Company has a sufficient supply of uncommitted inventory to fulfill its bartering obligations with third parties.

      3.9. PERMITS. SCHEDULE 3.9 contains an accurate list of all licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company that are material to the conduct of its business including, without limitation, permits, licenses and operating authorizations, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights that are material to the conduct of the Company's business and are owned or held by the Company (collectively, the "PERMITS"). The Permits are, to the knowledge of the Company, valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Permit. Except as specifically provided in SCHEDULE 3.9, the Permits are assignable to Newco at the Closing without the prior consent of the grantor of such Permits and the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by, such Permits.

      3.10. ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 3.10: (a) the Company has, for the applicable statute of limitations period, complied with and is in material compliance with all Environmental Laws, including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company; (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation that could reasonably be expected to lead to any claim against the Company, PalEx or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) the Company has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment.

      3.11. LABOR AND EMPLOYEE RELATIONS. Except as set forth on SCHEDULE 3.11, the Company is not bound by or subject to any arrangement with any labor union, and no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Company's knowledge, is any campaign to establish such representation in progress. There is no pending, or to the Company's knowledge, threatened, labor dispute, grievances or claims, or work interruptions, involving the Company or any group of its employees nor, except as set forth on SCHEDULE 3.11, has the Company experienced any labor interruptions over the past five years.

      3.12. INSURANCE. The Company has provided PalEx true and complete copies of all insurance policies carried by the Company during the last three years and all insurance loss runs and workmen's compensation claims received for the past five policy years. None of such policies is a "claims made" policy.

      3.13. COMPENSATION; EMPLOYMENT AGREEMENTS. SCHEDULE 3.13 sets forth an accurate schedule of all officers, directors and employees of the Company earning aggregate annual compensation in excess of $70,000, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) December 31, 1997 and (b) the date hereof. The Company is not a party with any officer, director, stockholder, member or employee to any employment agreement or similar arrangement containing "golden parachute"or other similar provisions.

      3.14.  EMPLOYEE BENEFIT PLANS.

            (a) SCHEDULE 3.14 sets forth an accurate schedule of each "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "PLAN"), true and complete copies of which Plans, arrangements and any trusts related thereto, and information regarding classifications of employees covered thereby as of December 31, 1997 have been provided to PalEx and/or Newco. Except as set forth on SCHEDULE 3.14, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes currently, or at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan.

      Each Plan may be terminated by the Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense (other than for benefits accrued under such Plan as of the date of termination). For purposes of this Agreement, the term "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning given that term in Section 3(2) of ERISA, and the term "ERISA AFFILIATE" means any corporation or trade or business under common control with the Company as determined under Section 414(b), (c), (m) or
      (o) of the Internal Revenue Code of 1986, as amended (the "CODE").

            (b) Each Plan listed on SCHEDULE 3.14 is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Law. With respect to each Plan of the Company and each ERISA Affiliate (other than a "MULTIEMPLOYER PLAN," as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate, or required to be distributed to participants or beneficiaries, have been duly filed or distributed. True and complete copies of all such reports and other documents with respect to the past five years for each Plan have been provided to PalEx. No "ACCUMULATED FUNDING DEFICIENCY" (as defined in
      Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Each Plan that is intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code (a "QUALIFIED PLAN") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. Except for the obligations accrued in the ordinary course of business after December 31, 1977, which obligations are described on SCHEDULE 3.14, all accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Audited Financial Statements and the 1997 Financial Statements.

            (c) No Plan has incurred, and neither the Company nor any ERISA Affiliate has incurred, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.

            (d) Neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither the Company nor any ERISA Affiliate maintains or has established any Plan that is a "WELFARE BENEFIT PLAN" within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by
      Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

            (e) Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "BENEFITS LIABILITIES" (as defined in ERISA Section 4001(a)(16)) due under such Plan upon termination.

            (f) No "REPORTABLE EVENT" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to the Company's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Company nor any ERISA Affiliate has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. There are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

            (g) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or
      Section 4975 of the Code, in connection with any Plan. Except as set forth on SCHEDULE 3.14, neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. No person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

      3.15. LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 3.15, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the knowledge of the Company, there is no basis therefor. Except to the extent set forth on SCHEDULE 3.15, the Company has for the applicable statute of limitations period complied, and is in compliance, with all Laws applicable to, and Permits and other governmental authorizations of, the Company, or its assets or operations.

      3.16. TAXES. For purposes of this Agreement, the term "TAXES" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. Except as set forth on SCHEDULE 3.16, the Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing Date that were required to be filed before the Closing Date, and has duly paid in full or made adequate provision in the 1997 Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. There are no examinations in progress or claims against the Company relating to Taxes and no written notice of any claim for Taxes, whether pend ing or threatened, has been received by the Company or either Stockholder.

      3.17. ABSENCE OF CHANGES. Since December 31, 1997, except as set forth in
SCHEDULE 3.17, the Company has conducted its operations in the ordinary course and there has not been:

            (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or results of operations of the Company;

            (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or businesses of the Company;

            (c) any change in the ownership of the Company or any change in the Stockholders' ownership interests of CDR or any grant of any options, warrants, calls, conversion rights or commitments or the declaration or payment of any dividend or other distribution;

            (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (e) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, either Stockholder or his Affiliates;

            (f) any cancellation, or agreement to cancel, any material indebtedness or other obligation owing to the Company other than with respect to the Stockholder Notes and settlement of accounts receivable of the Company in the ordinary course of business, consistent with past practices;

            (g) any increase in the Company's indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices;

            (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (i) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

            (j)   any waiver of any material rights or claims of the Company;

            (k) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party or any of its property is subject; or

            (l) any material transaction by the Company outside the ordinary course of business.

      3.18. ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY. The Company has provided PalEx (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account and the cash, cash equivalents and securities held in such account as of the date of this Agreement; and (d) the name of each person authorized to draw thereon or have access thereto. No person, corporation, firm or other entity holds a general or special power of attorney from the Company, including without limitation for purposes of filing any Tax returns.

      3.19. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

      3.20. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in SCHEDULE 3.20, neither Stockholder nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business (excluding for this purpose the Company) which is a competitor, lessor, lessee, customer or supplier of the Company.

      3.21. INTANGIBLE PROPERTY. SCHEDULE 3.21 sets forth an accurate list of all patents, patent applications, trademarks, service marks, trade names and copyrights owned or used by the Company. To the Company's knowledge, it owns or possesses sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

      3.22. NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS.
SCHEDULE 3.22 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

      3.23. DISCLOSURE. The Stockholders and the Company have fully provided PalEx or its representatives with all the information that PalEx has requested in analyzing whether to consummate the transactions contemplated by this Agreement. No representation or warranty of the Company or the Stockholders contained in this Agreement contains any untrue statement of a material fact. Except with respect to the representations and warranties contained in this Agreement, including the Schedules hereto, and in the documents delivered by the Company or the Stockholders at the Closing in connection with the consummation of the transactions contemplated hereby, the Company and the Stockholders make no warranty, express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality as to any Asset, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except as otherwise represented and warranted herein, the Assets are being conveyed "AS IS" on the Closing Date or the Southgate Closing Date, as the case may be.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PALEX AND NEWCO

      PalEx and Newco represent and warrant to the Company as follows:

      4.1. ORGANIZATION. Each of PalEx, Newco NW and Newco SW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted.

      4.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

            (a) Each of PalEx, Newco NW and Newco SW has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the boards of directors of PalEx, Newco NW and Newco SW and by PalEx, as the sole stockholder of Newco NW and Newco SW. No additional corporate proceedings on the part of PalEx, Newco NW or Newco Sw are necessary to authorize the execution and delivery of this Agreement and the consummation by PalEx, Newco NW and Newco SW of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PalEx, Newco NW and Newco SW, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes a valid and binding agreement of PalEx, Newco NW and Newco SW, enforceable against PalEx, Newco NW and Newco SW in accordance with its terms.

            (b) The execution and delivery of this Agreement by PalEx, Newco NW and Newco SW do not, and the consummation by PalEx, Newco NW and Newco SW of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PalEx, Newco NW or Newco SW or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of PalEx, Newco NW or Newco SW, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to PalEx, Newco NW or Newco SW or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PalEx, Newco NW or Newco SW is now a party or by which PalEx, Newco NW or Newco SW or any of its properties or assets may be bound or affected.

            (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by PalEx, Newco NW or Newco SW or the consummation by PalEx, Newco NW and Newco SW of the transactions contemplated by this Agreement.

      4.3. PALEX COMMON STOCK. The shares of PalEx Common Stock to be issued at the Closing, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of PalEx Common Stock in accordance with the terms of this Agreement will transfer to the Company valid title to such shares of PalEx Common Stock, free and clear of all Encumbrances except for any Encumbrances created by the Company.

      4.4. LITIGATION. There are no suits, actions, or legal, administrative, arbitration or other proceedings or, to PalEx's knowledge, governmental investigations against PalEx pending or, to PalEx's knowledge, threatened, which
(a) if determined adversely to PalEx, could reasonably be expected to result in any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results of operations or prospects of PalEx and its subsidiaries, taken as a whole, or (b) seek to prevent the consummation of the transactions contemplated hereby.

      4.5. SEC FILINGS; DISCLOSURE. PalEx has filed with the SEC all material forms, statements, reports and documents required to be filed by it under each of the 1933 Act, the 1934 Act, and the respective rules and regulations thereunder (collectively, "PALEX SEC FILINGS"), (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      4.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the PalEx SEC Filings and except for the $125 million credit facility of PalEx entered into in January 1998, PalEx has no liabilities except liabilities (a) to the extent covered by insurance, indemnification, contribution or comparable arrangements, with respect to which liabilities, payments related thereto have actually been recovered or are reasonably expected to be recovered under such arrangements, (b) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or results of operations of PalEx and its subsidiaries, taken as a whole (a "PALEX MATERIAL ADVERSE EFFECT").

      4.7. CONDUCT IN THE ORDINARY COURSE OF BUSINESS. Except (a) as reflected in the PalEx SEC Filings, (b) for the $125 million credit facility of PalEx entered into in January 1998, and (c) PalEx's activities in connection with proposed acquisitions of various drum reconditioning businesses, since the date of PalEx's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997, the business of PalEx has been conducted in the ordinary course and consistent with past practice, and PalEx has not suffered a PalEx Material Adverse Effect.

      4.8. DISCLOSURE. PalEx has fully provided the Company and its representatives with all the information that they have requested in analyzing whether to consummate the transactions contemplated hereby, including, without limitation, its Prospectus dated September 8, 1997 and its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997. None of the information so provided nor any representation or warranty of PalEx, Newco NW or Newco SW contained in this Agreement contains any untrue statement of a material fact. No warranty or representation shall be deemed to have been made by PalEx except for the warranties and representations expressly set forth in this Agreement, including the Schedules hereto, and in the documents delivered by PalEx at the Closing in connection with the consummation of the transactions contemplated hereby.

                                  ARTICLE V

                              CERTAIN COVENANTS

      5.1.  RELEASE FROM GUARANTEES.

            (a) After the Closing, each of PalEx and Newco shall use its commercially reasonable efforts, which shall, if necessary, include offering replacement guarantees of Newco or PalEx, to have the Stockholders released from the personal guarantees of Assumed Liabilities, each of which guarantees is identified in SCHEDULE 5.1. PalEx and Newco hereby agree to indemnify, defend and protect each Stockholder and hold him harmless for any Losses incurred by such Stockholder arising from such personal guarantees after the Closing.

            (b) After the Southgate Closing, each of PalEx and Newco shall use its commercially reasonable efforts, which shall, if necessary, include offering replacement guarantees of Newco or PalEx, to have the Stockholders released from the personal guarantees of Southgate Assumed Liabilities, each of which guarantees is identified in SCHEDULE 5.1. PalEx and Newco hereby agree to indemnify, defend and protect each Stockholder and hold him harmless for any Losses incurred by such Stockholder arising from such personal guarantees after the Southgate Closing.

      5.2. FUTURE COOPERATION; TAX MATTERS. The Stockholders, the Company, Newco and PalEx shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Company and the Stockholders will cooperate and use its or his commercially reasonable efforts to have the present officers, directors and employees of the Company cooperate with PalEx and/or Newco at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. Each of PalEx and Newco will cooperate with the Company and the Stockholders in the preparation of all tax returns covering the period from the beginning of the Company's current tax year through the Closing. In addition, Newco will provide the Company and the Stockholders with access to such of its books and records as may be reasonably requested by the Company and the Stockholders in connection with Tax matters relating to the Company and periods ending on or prior to the Closing Date.

      5.3. EXPENSES. PalEx will pay the fees, expenses and disbursements of PalEx and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto and the consummation of the transactions contemplated hereby. Newco will pay the fees and expenses of Arthur Andersen LLP incurred in connection with the audit of the 1997 Financial Statements and the consummation of the transactions contemplated by this Agreement. The Stockholders and the Company will pay their respective fees, expenses and disbursements and those of their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby.

      5.4. EMPLOYMENT AGREEMENT. At the Closing, Newco and each Stockholder shall enter into a mutually acceptable Employment and Non-Competition Agreement (the "EMPLOYMENT AGREEMENT") to be effective as of the Closing Date.

      5.5. STOCK OPTIONS. PalEx shall recommend to the Compensation Committee of its Board of Directors that nonqualified options to purchase an aggregate of 150,000 shares of PalEx Common Stock be granted as soon as practicable after the Closing under PalEx's 1996 Stock Option Plan, as amended ("OPTION PLAN") to individuals who are employees of the Company as of the date of this Agreement (other than the Stockholders), as mutually agreed upon by the Stockholders and PalEx.

      5.6. LEGAL OPINION. At the Closing, the Company and the Stockholders shall cause their legal counsel, Wilson Hart, Esq., to deliver to PalEx a legal opinion in form and substance acceptable to PalEx.

      5.7.  REGISTRATION RIGHTS.

            (a) If at any time or times after the first anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, PalEx shall determine to register any PalEx Common Stock (for itself or for any holder of securities of PalEx) under the 1933 Act or any successor legislation (other than a registration relating to stock option plans, employee benefit plans or a transaction pursuant to Rule 145 under the 1933 Act), and in connection therewith PalEx may lawfully register the Restricted Shares held by the Company, PalEx will promptly give written notice thereof to the Company and will include in such registration and effect the registration under the 1933 Act of all Registrable Securities (as hereinafter defined) that the Company may request in writing by notice delivered to PalEx within 20 days after receipt by the Company of the notice given by PalEx; PROVIDED, HOWEVER, that in connection with any such offering by PalEx of any of its securities, no such registration of Registrable Securities shall be required if the managing underwriter, if any, for PalEx advises it in writing that including all or part of the Registrable Shares in such offering will materially adversely affect the proposed offering and jeopardize PalEx's ability to sell its own securities in such offering. If such managing underwriter advises PalEx that, in its opinion, part of the Registrable Securities may be included in such offering without materially adversely affecting the proposed offering, then PalEx shall be obligated to include such lesser number of Registrable Securities in such offering, which shares shall be taken from those owned and held by a group consisting of the Company and the other holders of PalEx Common Stock having registration rights that are PARI PASSU with those of the Company, and such limitation shall be imposed upon the Company and such other holders pro rata on the basis of the total number of shares of Restricted Shares held by the Company and the shares of PalEx Common Stock held by such other holders or obtainable by them upon the exercise of rights with respect to other securities owned by them. All expenses of such registration and offering shall be borne by PalEx, except that the Company shall bear underwriting commissions and discounts attributable to its Registrable Securities being registered and the fees and expenses of separate counsel, if any, for the Company. The Company shall be entitled to an unlimited number of registrations under this SECTION 5.7 during the term set forth in the first sentence of this
      SECTION 5.7(A).

            (b) For the purposes of this SECTION 5.7, the term "REGISTRABLE SECURITIES" shall mean (i) the Restricted Shares, and (ii) any PalEx Common Stock issued or issuable with respect to the Restricted Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

            (c) Whenever, under the preceding paragraphs of this SECTION 5.7, PalEx is required to hereunder to register Registrable Securities, PalEx shall as expeditiously as possible:

                  (i) prepare and file with the SEC a registration statement with respect to the Registrable Securities that complies with all requirements of the 1933 Act;

                  (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the sale of securities covered by such registration statement for the period necessary to complete the proposed public offering (but in no event for a period in excess of 90 days);

                  (iii) furnish to the Company such copies of each preliminary and final prospectus and such other documents as the Company may reasonably request to facilitate the disposition of the Company's Registrable Securities;

                  (iv) enter into an underwriting agreement with customary terms and provisions as reasonably agreed by PalEx and the proposed underwriter, if any, of the offering;

                  (v) use its commercially reasonable best efforts to register and qualify the Registrable Securities covered by such registration statement under applicable state securities or "blue-sky" laws, PROVIDED that PalEx shall not be required in connection therewith or as a condition thereto to qualify to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified;

                  (vi) furnish to the Company, if it is a selling stockholder, a signed counterpart, addressed to the Company, of

                        (A)   an opinion of counsel to PalEx, and

                        (B) comfort letter(s) signed by the independent public accountants who have certified PalEx's financial statements included in the registration statement,

                              in each case, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountant's letter) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountant's letters delivered to the underwriters in underwritten public offerings of securities.

            (d) PalEx shall have the right to select the managing underwriter or underwriters for any underwritten offering made pursuant to a registration under this SECTION 5.7.

            (e) In connection with any underwritten offering by PalEx in which the Company participates, the Company shall, if requested by the managing underwriter or underwriters thereof, agree not to sell any of its Registrable Securities or any other securities of PalEx owned by the Company in any transaction other than pursuant to such underwritten offering for a period beginning 60 days prior to the date PalEx and the underwriter reasonably expect the registration statement to become effective, and for such period after the effective date of the registration statement as is agreed upon by the underwriters and PalEx (not to exceed 180 days), PROVIDED that the PalEx officers and directors and each holder of 5% or more of PalEx's issued and outstanding PalEx Common Stock also agree to such limitations.

            (f) PalEx may delay any underwritten offering pursuant to this
      SECTION 5.7 when a condition or pending transaction exists the disclosure of which would reasonably be expected to have a material adverse effect on the proposed offering.

            (g) PalEx will indemnify the Company, the Stockholders, each of the Company's officers, directors and partners, and each other person, if any, who controls the Company within the meaning of the Section 15 of the 1933 Act against any losses, claims, damages, expenses, or liabilities to which such persons may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement or any preliminary prospectus or final prospectus or amendment or supplement thereto on the effective date thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that PalEx will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or any preliminary prospectus or final prospectus or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to PalEx through an instrument duly executed by such person specifically for use in the preparation thereof.

            It shall be a condition precedent to the obligation of PalEx to include in any registration statement any Registrable Securities then held by the Company that PalEx shall have received an undertaking, satisfactory to it and the managing underwriter or underwriters, from the Company to indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph) PalEx, each director of PalEx, each officer of PalEx who shall sign such registration statement and the managing underwriter or underwriters and any person who controls such underwriters or PalEx within the meaning of the 1933 Act, with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to PalEx through an instrument duly executed by the Company specifically for use in the preparation of such registration statement, preliminary prospectus or final prospectus or such amendment or supplement thereto.

            Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs in this SECTION 5.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action. In any case such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assumed the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the defense thereof.

      5.8. SALES TAXES. The Company and the Stockholders shall bear and pay all sales or use Taxes or other similar Taxes or charges, as well as any interest or penalties thereof, upon or with respect to the sale or transfer of the Assets by the Company to Newco pursuant to this Agreement, but only to the extent of any sales, use or similar Taxes based upon the book value of such Assets attributed thereto by the Company in the 1997 Financial Statements.

      5.9.  EMPLOYEES.

            (a) Newco agrees to offer employment to the employees of the Company on terms and with benefits that are no less favorable, when considered in the aggregate, than those currently provided to employees of PalEx's subsidiaries with similar levels of responsibility and experience; PROVIDED, HOWEVER, that Newco shall not extend offers of employment to the employees identified on SCHEDULE 5.9 until the Southgate Closing (the "SOUTHGATE EMPLOYEES").

            (b) To the extent time of service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement established or maintained by PalEx for the benefit of Employees of the Company who accept employment with Newco following the Closing, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date with the Company; PROVIDED, HOWEVER, that such credit shall not apply with respect to the Option Plan or as to employees covered by similar benefits under any collective bargaining agreement. SCHEDULE 5.9 identifies each employee of the Company who is not covered by similar benefits under any collective bargaining agreement and the years of service credited by the Company to each such employee.

            (c) Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement shall be deemed or construed to
      (i) affect (A) the status of the employees of the Company who are hired by Newco as "employees at will" of Newco or (B) any right Newco or PalEx may have, after the Closing, to terminate or modify the terms of the employment of any employee of the Company who is hired by Newco, or (ii) make any employee of the Company a third party beneficiary of this Agreement.

                                  ARTICLE VI

                               INDEMNIFICATION

      The Company, the Stockholders, PalEx and Newco each make the following covenants:

      6.1. GENERAL INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. Subject to SECTION 6.4, the Company and each Stockholder covenants and agrees that it or he will, jointly and severally, indemnify, defend, protect and hold harmless PalEx and Newco, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of the Company and the Stockholders set forth herein or in the Schedules or certificates delivered in connection herewith, (b) Excluded Liabilities, (c) any breach or nonfulfillment of any covenant or agreement on the part of either Stockholder or the Company under this Agreement, (d) the Company's failure to obtain consents to the assignments of the agreements listed on SCHEDULE 3.7 under the heading "Landlord Consents" (other than the lease for the Southgate Facility), (e) any claim made by any employee of the Company for any severance or termination benefits to which such employee, as the case may be, is entitled under the Company's employment policies with respect to any termination occurring prior to the Closing or the Southgate Closing, as the case may be, (f) any claim of employment discrimination by the Company including, but not limited to, discrimination in the Company's hiring or termination of any employees and sexual harassment, and (g) any claim of wrongful discharge of any employee of the Company prior to the Closing (including constructive discharge), in the case of CLAUSES (A) and (C) through (G) provided that notice of such claim is given in accordance with SECTION 10.5 hereof on or before the Expiration Date.

      6.2. INDEMNIFICATION BY PALEX. Subject to SECTION 6.4, PalEx covenants and agrees that it will indemnify, defend, protect and hold harmless the Company at all times from and after the date of this Agreement from and against all Losses incurred by the Company as a result of or arising from (a) any breach of the representations and warranties set forth herein or in the Schedules or certificates attached hereto, (b) any breach or nonfulfillment of any covenant or agreement on the part of PalEx under this Agreement, (c) any claim made by any employee of the Company who accepts employment with Newco or any of its Affiliates for any severance or termination benefits to which employees of Newco or its Affiliate, as the case may be, are entitled under its employment policies, (d) any suit or claim of violation against the Company under the Workers Adjustment and Retraining Notification Act for any actions taken by Newco after the Closing or the Southgate Closing, as appropriate, with respect to any facility, site of employment or operating unit of Newco, provided such terminations are approved by officers of Newco who are not, immediately prior to the Closing, Affiliates of the Company, (e) any claim of employment discrimination by Newco including, but not limited to, discrimination in Newco's hiring or termination of any employees and sexual harassment,

(f) any claim of wrongful discharge of any employee of the Company who is hired by Newco (including constructive discharge), (g) the Assumed Liabilities after the Closing Date and the Southgate Assumed Liabilities after the Southgate Closing Date, in each case provided that notice of such claim is given in accordance with SECTION 10.5 hereof on or before the Expiration Date.

      6.3. THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "INDEMNIFIED PARTY") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON"), or the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to
SECTION 6.1 or 6.2 hereof (hereinafter the "INDEMNIFYING PARTY") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; PROVIDED, HOWEVER, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof, and the Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement imposes any liability or obligation on the Indemnified Party or does not provide for the complete release of the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other reasonable liabilities or expenses incurred by the Indemnified Party in connection therewith.

      6.4. INDEMNIFICATION DEDUCTIBLE. Neither the Stockholders and the Company, on the one hand, nor PalEx and Newco, on the other hand, be shall be entitled to indemnification from the other under the provisions of SECTION 6.1(A) or SECTION 6.2(A), as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $500,000; PROVIDED, HOWEVER, that this SECTION 6.4 shall not apply to breaches of the representations set forth in the last sentence of SECTION 2.3(A) or in
SECTION 3.4(C) or (D) or SECTION 10.4.

      6.5. LIMITATION UPON INDEMNITY. Notwithstanding anything to the contrary contained herein, the aggregate indemnification obligation of the Company and the Stockholders under SECTION 6.1(A) shall be limited to $20,000,000. Notwithstanding anything to the contrary contained herein, this SECTION 6.5 shall not apply to (a) breaches of the representations set forth in the last sentence of SECTION 2.3(A) or in SECTION 3.4(C) or (D) or SECTION 10.4, or (b) fraudulent misrepresentations.

      6.6. EXCLUSIVE REMEDY. Except for claims based on fraud, each party hereto acknowledges and agrees that, from and after the Closing, its or his sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VI.

                                 ARTICLE VII

                           NONCOMPETITION COVENANTS

      7.1.  PROHIBITED ACTIVITIES.

            (a) Neither Stockholder will, for the longer of (y) five years following the Closing Date and (z) one year following such Stockholder's voluntary termination of his employment with Newco or its Affiliates or the termination of such individual's employment with Newco "with cause," as determined in accordance with such individual's Employment Agreement, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, employee, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Competitive Business (A) in the counties in California in which the Company or any subsidiary conducts business, all of which counties are set forth on SCHEDULE 3.1, or (B) within 250 miles of where the Company or any of its subsidiaries conducts business outside of California, including any state or territory outside of California that is serviced by the Company or any of such subsidiaries (the counties and other areas included within clause (A) and (B) being herein referred to as the "TERRITORY");

                  (ii) call upon any person who is an employee or consultant of PalEx, Newco or any of their respective subsidiaries for the purpose or with the intent of enticing such employee or consultant away from or out of the employ or contract with PalEx, Newco or any of their respective subsidiaries; or

                  (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company, PalEx or Newco or any of the subsidiaries of such parties within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory.

            (b) Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit either Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange or the Nasdaq National Market or over-the-counter.

      7.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to PalEx and Newco as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the Assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to PalEx and Newco for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced against him by injunctions, restraining orders and other equitable actions.

      7.3. REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this ARTICLE VII is necessary in terms of time, activity and territory to protect PalEx's and Newco's interest in the Assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on each Stockholder in light of the activities and businesses of the Company on the date of the execution of this Agreement and the current plans of the Company.

      7.4. SEVERABILITY; REFORMATION. The covenants in this ARTICLE VII are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE VII are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

      7.5. MATERIAL AND INDEPENDENT COVENANT. Each Stockholder acknowledges his agreements and the covenants set forth in this ARTICLE VII are material conditions to PalEx's and Newco's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that PalEx and Newco would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE VII shall be construed as an agreement independent of any other provision in this Agreement.

                                 ARTICLE VIII

                  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      8.1. GENERAL. Each Stockholder recognizes and acknowledges that he had in the past, currently has, and in the future will have, access to certain confidential information relating to the business of the Company being conveyed to Newco pursuant to this Agreement and/or PalEx, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of Newco and/or PalEx. Each Stockholder agrees that he will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing his duties to Newco and/or PalEx, unless (a) such information becomes known to the public generally through no fault of such Stockholder, or (b) disclosure is required by law or the order of any Governmental Authority, PROVIDED, that prior to disclosing any information pursuant to this clause (b) such Stockholder shall, if possible, give prior written notice thereof to Newco and PalEx and provide Newco and PalEx with the opportunity to contest such disclosure. In the event of a breach or threatened breach by a Stockholder of the provisions of this Section, PalEx and Newco shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting PalEx or Newco from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

      8.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the Assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which Newco and/or PalEx would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other equitable actions.

                                  ARTICLE IX

             FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
                            ON PALEX COMMON STOCK

      9.1. COMPLIANCE WITH LAW. The Company and the Stockholders acknowledge the shares of PalEx Common Stock issued at the Closing in accordance with the terms of this Agreement (the "RESTRICTED SHARES") will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being or will be acquired by the Company solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Company and the Stockholders covenant, warrant and represent that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC. Certificates representing the Restricted Shares shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

      9.2. ECONOMIC RISK; SOPHISTICATION. The Company and each Stockholder are able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. The Company and each Stockholder have such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its or his own interests in connection with the Company's acquisition of the Restricted Shares. The Company and each Stockholder represent to PalEx and Newco that it and he are "accredited investors," as that term is defined in Regulation D under the 1933 Act. The Company and each Stockholder or its or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of PalEx and Newco concerning, among other matters, PalEx, its management, its plans for the operation of its business and potential additional acquisitions.

      9.3. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of PalEx Common Stock to the public without registration, PalEx agrees, so long as the Company holds any Restricted Shares, to use its commercially reasonable efforts to:

            (a) make and keep public information (as such terms are defined in Rule 144) regarding PalEx available;

            (b) file with the SEC in a timely manner all reports and other documents required of PalEx under the 1933 Act and the 1934 Act; and

            (c) furnish to such Company upon written request a written statement by PalEx as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of PalEx, and such other reports and documents so filed as such Company may reasonably request in availing itself of any rule or regulation of the SEC allowing such Company to sell any such shares without registration.

      9.4. RESTRICTION ON SALE OR OTHER TRANSFER OF RESTRICTED SHARES. The Company and each Stockholder covenants, warrants and represents that none of the Restricted Shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, directly or indirectly, including without limitation through the transfer of equity interests in the Company, during the one-year period commencing on the Closing Date (the "LOCKUP PERIOD") and, thereafter, only after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC; and, during the Lockup Period, neither the Company nor the Stockholders shall engage in put, call, short-sale, straddle or similar transactions intended to reduce the Company's risk of owning the Restricted Shares; PROVIDED, HOWEVER, that the Company may distribute Restricted Shares to the Stockholders, each of whom hereby agrees to be bound by the transfer restrictions set forth in this SECTION 9.4. Certificates representing the Restricted Shares shall bear the following legend in addition to the legend under SECTION 9.1:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER THAT EXPIRES ON FEBRUARY 12, 1999 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF DURING THE PERIOD OF SUCH CONTRACTUAL RESTRICTION WITHOUT THE PRIOR WRITTEN CONSENT OF PALEX, INC.


                                  ARTICLE X

                                MISCELLANEOUS

      10.1. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of PalEx, Newco and the Company, and the heirs and legal representatives of the Stockholders.

      10.2. ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and PalEx and supersede any prior agreement and understanding relating to the subject matter of this Agreement, including, without limitation, that certain letter of intent dated December 29, 1997, by and among PalEx, the Company and the Stockholders, as amended or supplemented. This Agreement may be modified or amended only by a written instrument duly executed by the Stockholders and the Company, Newco and PalEx.

      10.3. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.4. BROKERS AND AGENTS. Except for the Stockholders' engagement of Bank America Robertson Stephens as their investment banker in connection with the transactions contemplated by this Agreement, each party represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. The Stockholders jointly and severally agree to indemnify Newco and PalEx against all Losses arising out of claims for fees or commissions of Bank America Robertson Stephens or its agents or representatives in connection with or arising out of the transactions contemplated by this Agreement. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

      10.5. NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

            (a)   If to PalEx or Newco, addressed to them at:

                              PalEx, Inc.
                              1360 Post Oak Blvd.
                              Suite 800
                              Houston, Texas 77056
                              Attn: Edward Rhyne

            (b) If to either Stockholder, addressed to such individual at the following address:

                              c/o Container Services Company
                              P.O. Box 2067
                              Montebello, California 90640


                  With a copy (which shall not constitute notice) to:

                              Wilson Hart, Esq.
                              3 Imperial Promenade
                              Suite 400
                              Santa Ana, California 92707

or such other address as any party hereto shall specify pursuant to this SECTION
10.5 from time to time.

      10.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in ARTICLE III and ARTICLE IV shall survive the Closing for a period of one year from the Closing Date (the "EXPIRATION DATE"), except that the representations and warranties set forth in SECTION 3.10 hereof shall survive for a period of three years from the Closing Date, which shall be deemed to be the Expiration Date for claims based on a breach of SECTION 3.10. The respective parties shall remain liable after the Expiration Date for breaches of the representations and warranties set forth in ARTICLE III and ARTICLE IV, provided such breaches are asserted in good faith by notice in writing to the alleged breaching party prior to the Expiration Date. Notwithstanding anything to the contrary contained in this Agreement, any party to this Agreement may assert claims based on fraud during the applicable statutory limitations period.

      10.7. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      10.8. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      10.9. SEVERAL LIABILITY OF STOCKHOLDERS UNDER CERTAIN CIRCUMSTANCES. Notwithstanding anything to the contrary contained in this Agreement, upon the death or legal incapacity of either Stockholder, the liabilities and obligations of the Stockholders under ARTICLE III and ARTICLE VI shall be several and not joint and several.

               [THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              PALEX, INC.

                              By:_______________________
                              Name: Edward Rhyne
                              Title:Vice President


                              CONTAINER SERVICES COMPANY SW ACQUISITION, INC.

                              By:_______________________
                              Name: Edward Rhyne
                              Title:President


                              CONTAINER SERVICES COMPANY NW ACQUISITION, INC.

                              By:_______________________
                              Name: Edward Rhyne
                              Title:President


                              CONSOLIDATED DRUM RECONDITIONING CO., INC.

                              By:_______________________
                              Name: Joseph Cruz
                              Title:Chief Executive Officer

                              CDRCO HC, LLC


                              By:_______________________
                              Name:
                              Title:


                              CDRCO SW, LLC

                              By:_______________________
                              Name:
                              Title:


                              CDRCO NW, LLC

                              By:_______________________
                              Name:
                              Title:


                              __________________________
                              Joseph Cruz, Individually


                              __________________________
                              Philip Freeman, Individually

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